Parkway Announces Preliminary Fourth Quarter 2014 Leasing Results, Updates 2014 Outlook And Provides 2015 Outlook

ORLANDO, Fla., Jan. 21, 2015 /PRNewswire/ -- Parkway Properties, Inc. (NYSE: PKY) today announced preliminary leasing results for its fourth quarter ended December 31, 2014 in advance of its Investor Day on January 21, 2015. In addition, the Company updated its 2014 Funds from Operations (FFO) outlook range and provided its initial 2015 FFO outlook range.

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Highlights

  Leased a total of 936,000 square feet at $32.20 per square foot in the fourth quarter 2014, which included 304,000 square feet of new leasing at $35.98 per square foot
  Updated 2014 FFO guidance to a range of $1.32 to $1.34 per diluted share, reflecting impact of recent management company impairment and other non-recurring items
  Updated 2014 recurring FFO guidance to a range of $1.45 to $1.47 per diluted share
  Completed previously announced acquisition of Corporate Center I, II and III at International Plaza in Tampa, Florida
  Sold 525 North Tryon in Charlotte for $60 million and acquired One Buckhead Plaza in Atlanta for $157 million
  Received investment grade credit ratings of Baa3 and BBB- from Moody's Investors Service and Standard and Poor's Ratings Services, respectively

"Our fourth quarter leasing performance was the culmination of a tremendous year of operational execution for Parkway, in which the Company leased approximately 3.3 million square feet," stated James R. Heistand, President and Chief Executive Officer of Parkway. "Our recently announced 213,000 square feet of leases with Nabors Industries and Bristow Group in Houston exemplifies our focus on value creation while simultaneously managing risk of near-term expirations. Further, we successfully completed two key strategic acquisitions in Tampa and Atlanta that offer us the opportunity to reposition the assets, capitalize on tightening submarket fundamentals and drive long-term NOI growth. Lastly, we remain committed to an active capital recycling strategy, demonstrated by our recent Austin JV unwind and sale of 525 North Tryon in Charlotte."

Occupancy and Leasing Activity

During the fourth quarter 2014, Parkway signed a total of 936,000 square feet of leases at an average rent per square foot of $32.20 and at an average cost of $5.11 per square foot per year.

Excluding the impact of fourth-quarter acquisition and disposition activity, fourth quarter occupancy was 89.2% and the portfolio was 91.0% leased, which represents an increase of 10 basis points in occupancy and no change in leased percentage compared to the end of the prior quarter.

Including the impact of acquisition and disposition activity, occupancy at the end of the fourth quarter 2014 was 88.6%, and the portfolio was 90.0% leased.

New & Expansion Leasing – During the fourth quarter 2014, Parkway signed 304,000 square feet of new leases at an average rent per square foot of $35.98 and at an average cost of $6.65 per square foot per year.

Expansion leases during the quarter totaled 228,000 square feet at an average rent per square foot of $27.51 and at an average cost of $4.61 per square foot per year.

Renewal Leasing – Customer retention during the fourth quarter 2014 was 82.6%. The Company signed 404,000 square feet of renewal leases at an average rent per square foot of $32.02, representing a 13.4% rate increase from the expiring rate. The average cost of renewal leases was $4.34 per square foot per year.

Significant operational and leasing statistics for the quarter as compared to prior quarters are as follows:

	For the Three Months Ended
	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13
Ending Occupancy	88.6%	89.1%	89.2%	88.5%	88.9%
Customer Retention	82.6%	85.0%	76.9%	80.5%	76.7%
Square Footage of Total Leases Signed (in thousands)	936	978	811	538	572
Average Revenue Per Square Foot of Total Leases Signed	$32.20	$32.27	$30.08	$27.41	$23.32
Average Cost Per Square Foot Per Year of Total Leases Signed	$5.11	$6.98	$4.35	$4.40	$3.53

Acquisition and Disposition Activity

On October 6, 2014, Parkway Properties Office Fund II sold Tempe Town Lake, a parcel of land zoned for a hotel development in Tempe, Arizona, for a gross sale price of $2.0 million. During the fourth quarter of 2014, Parkway recognized a gain of $739,000, of which $221,700 was Parkway's share.

On November 17, 2014, Parkway and The California State Teachers' Retirement System ("CalSTRS") unwound their joint venture that owned five assets located in the central business district of Austin, Texas. As part of the agreement, Parkway acquired CalSTRS' 60% interest in San Jacinto Center and One Congress Plaza, resulting in Parkway's 100% ownership of these two assets, and sold its 40% interest in Frost Bank Tower, 300 West 6th Street and One American Center to CalSTRS. Parkway also received net proceeds of approximately $43.6 million from CalSTRS in connection with the transaction, which were used to partially fund acquisitions. Parkway recognized a gain of $52.8 million during the fourth quarter in connection with the sale of its interest in the three Austin assets.

On November 28, 2014, Parkway reached an agreement to sell the Honeywell Building, a 157,000 square foot office property located in Houston, Texas, for a gross sale price of $28.0 million. Parkway expects to close on the sale during the first quarter of 2015 and recognize a gain of approximately $13.5 million.

On December 9, 2014, Parkway acquired Corporate Center I, II and III at International Plaza, located in the Westshore submarket of Tampa, Florida, for a gross purchase price of $238.0 million. The acquisition of the Corporate Center assets was funded through a combination of proceeds received from Parkway's September 2014 public offering of common stock and borrowings under the Company's unsecured credit facility. In connection with the closing of the Corporate Center acquisition, Parkway completed the previously announced purchase and subsequent sale of 19 additional office properties located in six states totaling approximately 2.1 million square feet. Parkway sold these 19 office assets, which were not consistent with Parkway's current investment strategy, for a gross sale price of $237.0 million.

On December 29, 2014, Parkway sold 525 North Tryon, a 405,000 square foot office property located in Charlotte, North Carolina, for a gross sale price of $60.0 million. During the fourth quarter, Parkway recognized a gain on the sale of 525 North Tryon of approximately $16.1 million.

On December 30, 2014, Parkway purchased a leasehold interest in approximately 7 acres of developable land and, on December 31, 2014, acquired another approximately 6.5 acres of developable land, each of which is located in Tampa, Florida adjacent to the Company's Corporate Center I, II and III at International Plaza assets. The total purchase price for the two land interests totaled $9.5 million.

Subsequent Events

On January 8, 2015, Parkway acquired One Buckhead Plaza, a 462,000 square foot Class A office building located in the Buckhead submarket of Atlanta, Georgia, for a gross purchase price of $157.0 million. The 20-story office building, which includes 36,000 square feet of ground floor retail, was 88.6% occupied as of January 8, 2015.

On January 15, 2015, Parkway sold Raymond James Tower, a 337,000 square foot office property located in Memphis, Tennessee. Parkway sold the asset for a gross sale price of $19.3 million and recorded an impairment loss of $11.7 million during the fourth quarter of 2014 as a result of the pending sale. The Company also recorded a loss on extinguishment of debt of $2.1 million in the fourth-quarter 2014 on the repayment of the Raymond James Tower mortgage principal balance of $7.9 million.

On January 20, 2015, the Company received investment grade ratings of Baa3 from Moody's Investors Service and a BBB- from Standard and Poor's Ratings Services. Both credit ratings have a stable outlook.

Impairment

On December 15, 2014, Parkway concluded that a non-cash charge was required for the impairment of certain management contracts associated with Eola Capital LLC acquired as part of the Company's combination with Eola in 2011. The impairment relates to termination notices received with respect to certain of the Eola management and leasing agreements. As a result, Parkway recorded a pre-tax impairment charge of $4.8 million in the fourth quarter of 2014.

2014 Revised Outlook
After considering the Company's year-to-date performance, recently announced investment activity, and previously mentioned management company intangible impairment and other non-recurring charges, Parkway is revising its 2014 FFO outlook to a range of $1.32 to $1.34 per diluted share and adjusting its earnings (loss) per diluted share ("EPS") outlook to a range of $0.37 to $0.39. Excluding the impact of one-time items, including (i) the management contract intangible impairment charge, net of tax (ii) the loss on extinguishment of debt in anticipation of the sale of Raymond James Tower, (iii) acquisition costs, (iv) severance and realignment expenses, including those associated with the termination of Henry F. Pratt, III's employment, and (v) other non-recurring items, all of which total approximately $13.34 million, the Company's 2014 recurring FFO outlook is being updated to a range of $1.45 to $1.47 per diluted share.

The reconciliation of projected EPS to projected FFO and recurring FFO per diluted share is as follows:

Outlook for 2014	Range
Fully diluted EPS	$0.37 - $0.39
Parkway's share of depreciation and amortization	$1.67 - $1.67
Noncontrolling interest – unit holders	$0.02 - $0.02
Impairment loss on office properties	$0.11 - $0.11
Gain on sale of real estate	($0.85 - $0.85)
Reported FFO per diluted share	$1.32 - $1.34
Nonrecurring items – see above	$0.13 - $0.13
Recurring FFO per diluted share	$1.45 - $1.47

2015 Outlook

The Company is providing a 2015 FFO outlook range of $1.32 to $1.42 per share and 2015 EPS outlook range of $0.02 to $0.12.

The reconciliation of projected EPS to projected FFO per diluted share is as follows:

Outlook for 2015	Range
Fully diluted EPS	$0.02 - $0.12
Parkway's share of depreciation and amortization Gain on sale of real estate	$1.42 - $1.42 ($0.12- $0.12)
Reported FFO per diluted share	$1.32 - $1.42
Recurring FFO per diluted share	$1.32 - $1.42

The 2015 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience. All dollar amounts presented for the 2015 outlook are at Parkway's share and dollars and shares are in thousands.

2015 Core Operating Assumptions	2015 Outlook
Recurring cash NOI	$203,000 - $ 209,000
Straight-line rent and amortization of above market rent	$ 47,000 - $ 49,000
Management fee after-tax net income	$ 4,000 - $ 5,000
General and administrative expense	$ 29,500- $ 30,500
Share based compensation expense included in G&A above	$ 5,000 - $ 5,500
Mortgage and credit facilities interest expense	$ 68,000 - $ 70,000
Non-cash loan cost amortization included in interest expense above	$ 2,000 - $ 2,500
Amortization of mortgage interest premium included in interest expense above	$ 9,500 - $ 10,000
Recurring capital expenditures for building improvements, tenant improvements and leasing commissions	$ 64,000 - $ 68,000
Recurring same-store GAAP NOI	2.5% - 3.5%
Portfolio ending occupancy	89.5% - 90.5%
Weighted average annual diluted common shares/units	116,300 - 116,300

Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs other than those currently under contract, possible future capital markets activity, the impact of fluctuations in the Company's stock price on share-based compensation, possible future impairment charges or other unusual charges that may occur during the year, except as noted. It has been and will continue to be the Company's policy not to issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts the Company's reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership, development and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 51 office properties located in eight states with an aggregate of approximately 17.2 million square feet of leasable space at January 1, 2015. Fee-based real estate services are offered through wholly owned subsidiaries of the Company, which in total manage and/or lease approximately 6.0 million square feet for third-party owners at January 1, 2015.

Forward Looking Statements

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "outlook," "plan," "potential," "project," "should," "will" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projections relating to fully diluted EPS, share of depreciation and amortization, gain on sales of real estate, reported FFO per share, recurring FFO per share, nonrecurring items, net operating income, cap rates, internal rates of return, dividend payment rates, FFO accretion, capital improvements, expected sources of financing, the timing of closing of acquisitions, dispositions or other transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the actual or perceived impact of U.S. monetary policy; competition in the leasing market; the demand for and market acceptance of the Company's properties for rental purposes; oversupply of office properties in the Company's geographic markets; the amount and growth of the Company's expenses; customer financial difficulties and general economic conditions, including increasing interest rates, as well as economic conditions in the Company's geographic markets; defaults or non-renewal of leases; risks associated with joint venture partners; risks associated with the ownership and development of real property, including risks related to natural disasters; risks associated with property acquisitions; the failure to acquire or sell properties as and when anticipated; termination or non-renewal of property management contracts; the bankruptcy or insolvency of companies for which the Company provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate businesses compliance with environmental and other regulations, including real estate and zoning laws; the Company's inability to obtain financing; the Company's inability to use net operating loss carry forwards; the Company's failure to maintain its status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company's forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD and NOI, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD and NOI are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD and NOI do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD and NOI should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented. FFO measures 100% of the operating performance of Parkway Properties LP's real estate properties in which Parkway Properties, Inc. owns an interest.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance. Recurring FFO measures 100% of the operating performance of Parkway Properties LP's real estate properties in which Parkway Properties, Inc. owns an interest.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis. FAD measures 100% of the operating performance of Parkway Properties LP's real estate properties in which Parkway Properties, Inc. owns an interest.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc.
Ted McHugh
Director of Investor Relations
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com